EXHIBIT 16.1

SEALE AND BEERS, CPAs
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

September 25, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Re:  Green Star Alternative Energy, Inc.

Dear Sirs:

We were previously the principal auditors for Green Star Alternative Energy, Inc. and we reported on the financial statements of Green Star Alternative Energy, Inc. for the period from inception to September 23, 2009. We have read Green Star Alternative Energy, Inc.'s statements under Item 4 of its Form 8-K, dated September 23, 2009, and we agree with such statements.

In our opinion, the Company failed to produce adequate audit evidence supporting the proposed treatment of the wind sensors as an asset.

For the most recent fiscal period through to September 23, 2009, there have been no disagreements between Green Star Alternative Energy, Inc. and Seale and Beers, CPAs Moore & Associates, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Seale and Beers, CPAs would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Seale and Beers, CPAs
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Seale and Beers, CPAs
Las Vegas, Nevada